EXHIBIT 10.1

Grantee:	Grant Date:

Address:	Vesting Date(s):

Number of Shares:	Expiration Date:

Option Number:	Exercise Price:

STOCK OPTION AGREEMENT
(Incentive Stock Options)

                    This Stock Option Agreement ("Agreement") is made as of the grant date set forth above between CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation ("ChoiceOne"), and the grantee named above ("Grantee").

                    ChoiceOne Financial Services, Inc. Amended and Restated Executive Stock Incentive Plan (the "Plan") is administered by the Personnel and Benefits Committee of ChoiceOne's Board of Directors or such other committee designated by the Board of Directors (the "Committee"). The Committee has determined that Grantee is eligible to participate in the Plan. The Committee has granted stock options to Grantee, subject to the terms and conditions contained in this Agreement and in the Plan.

                    Grantee acknowledges receipt of a copy of the Plan and Plan Description and accepts this option subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

          1.          Grant. ChoiceOne grants to Grantee an option to purchase shares of ChoiceOne common stock ("Common Stock"), as set forth above. This option is an incentive stock option as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended. If the aggregate fair market value (determined at the time of grant) of the stock with respect to which incentive stock options are exercisable for the first time by Grantee during any calendar year exceeds $100,000, taking into account options under the Plan and all other stock option plans of ChoiceOne, options exceeding the $100,000 limitation will be considered nonqualified stock options.

          2.          Price. The price of the shares of Common Stock to be purchased upon the exercise of this option will equal the exercise price per share set forth above (subject to adjustment as provided in the Plan).

          3.          Term and Vesting. Grantee's right to exercise this option will vest over a three-year period as follows: one quarter of the shares will vest on the date of this Agreement and one quarter of the shares will vest on each successive anniversary of the date of this Agreement. The Grantee's right to exercise this option will terminate on the Expiration Date shown above, which is 10 years after the Grant Date, unless earlier terminated under the Plan. The Committee may, in its sole discretion, accelerate vesting of the option at any time before full vesting.

          4.          Exercise. The Grantee will exercise this option by delivering to ChoiceOne an executed notice of exercise in the form of Exhibit A, which will be effective upon receipt by ChoiceOne's Treasurer at ChoiceOne's main office, accompanied by full payment (as set forth below) of the option price. The notice will set forth the number of shares to be purchased. ChoiceOne will deliver to the Grantee a certificate or certificates for such shares; provided, that the time of delivery may be postponed for such period as may be required for ChoiceOne with reasonable diligence to comply with any registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, any requirements under any other law or regulation applicable to the issuance, listing or transfer of such shares, or any agreement or regulation of any exchange or quotation service upon which shares of Common Stock may be listed or quoted for trading. If the Grantee fails to accept delivery of and pay for all or any part of the number of shares specified in the notice upon tender or delivery of the shares, the Grantee's right to exercise the option with respect to such undelivered shares will terminate.

          5.          Payment by Grantee. The exercise price for each share purchased under this option will be payable in cash (or by certified check, bank draft or money order) or in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. The Committee may permit payment of all or a portion of the exercise price in the form of a promissory note or installments according to terms approved by the Committee. The Board of Directors of ChoiceOne may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. For purposes of payment to ChoiceOne in whole or in part with shares of Common Stock (including shares of Common Stock to be received upon a simultaneous exercise), shares of Common Stock will be valued as follows: (a) if shares of Common Stock are listed or quoted for trading on an exchange or quotation system, at the mean of the highest and lowest sales prices of shares of Common Stock reported on such exchange or system that is the primary stock exchange or system for trading of Common Stock on the date of exercise, or if such exchange or system is closed on that date, the last preceding date on which such exchange or system was open for trading and on which shares of Common Stock were traded; or (b) if shares of Common Stock are not listed or quoted for trading on an exchange or quotation system, at a price determined by the Board of Directors. Such payment will be made by delivery, or satisfactory assurances of delivery, to ChoiceOne of the certificate(s) representing all of the shares of Common Stock to be used as payment, duly endorsed for transfer or accompanied by stock powers duly endorsed, in forms sufficient to vest lawful title in ChoiceOne. The Grantee will represent and warrant to ChoiceOne with respect to all Common Stock used as payment under the terms of this Agreement that the Grantee has good and marketable title to the shares to be used as payment and the absolute right to sell, assign, transfer and deliver the shares to ChoiceOne pursuant to this Agreement, free and clear of all liens, pledges, encumbrances, options, rights of first refusal or other claims of any nature whatsoever, except transfer restrictions required under applicable federal and state securities laws. Payment with Common Stock may be used in combination with payment with cash.

          6.          Registration and Listing. The option granted under this Agreement is conditional upon (a) the effective registration or exemption of the Plan, the option granted under the Plan and the shares of Common Stock to be received upon exercise of options pursuant to the Plan under the Securities Act of 1933 and applicable state or foreign securities laws, and (b) the effective listing of the stock on any applicable stock exchange or quotation system.

          7.          Transferability. This option is not transferable by Grantee except by will or according to the laws of descent and distribution. ChoiceOne may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, place an appropriate restrictive legend upon any certificate representing shares issued pursuant to the exercise of this option, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

          8.          Acceleration. This option will be immediately exercisable in the event of any Change of Control of ChoiceOne. "Change of Control" is defined in the Plan.

          9.          Termination of Employment. This option will terminate at the times provided in the Plan after the Grantee ceases to be an employee of ChoiceOne due to the Grantee's death, disability, retirement, Consensual Severance or termination for "cause." If the Grantee ceases employment with ChoiceOne for any reason other than described above, then Grantee may exercise this option for three months after his or her termination, but only to the extent that this option could have been exercised on the date of termination. For purposes of this Agreement, "Cause" for termination of employment will have the meaning given to that term under any employment or other severance agreement between the Grantee and ChoiceOne; in the absence of any such agreement or any definition of such term, "Cause" for the purposes of this Agreement will mean the Grantee's neglect, continued failure or inability to perform, or poor performance of, duties, consistent failure to attain assigned objectives, misappropriation of corporate property, intentional damage to ChoiceOne property, activities in aid of a competitor, insubordination, dishonesty, conviction of a crime involving moral turpitude or performance of any act (including any dishonest or fraudulent act) detrimental to the interests of ChoiceOne.

          10.          Shareholder Rights. Grantee will have no rights as a shareholder with respect to any shares covered by this option until exercise of the option and payment for such shares.

          11.          No Right to Employment. The grant of this option will not impose upon ChoiceOne or any subsidiary any obligation to retain the Grantee in its employ for any given period or upon any specific terms of employment. ChoiceOne or any subsidiary may at any time dismiss the Grantee from employment, free from any liability or claim under the Plan, unless otherwise expressly provided in any written agreement with the Grantee.

          12.          Certifications. The Grantee acknowledges that he or she has been furnished and has read the Plan Description relating to the Plan. The Grantee hereby represents and warrants that the Grantee is acquiring the option granted under this Agreement for the Grantee's own account and investment and without any intent to resell or distribute the shares upon exercise of the option except in compliance with such conditions as ChoiceOne may reasonably specify to ensure compliance with federal and state securities laws.

          13.          Corporate Changes. In the event of any stock dividend, stock split or other increase or reduction in the number of shares of Common Stock outstanding, the number and class of shares covered by this option, and the exercise price, are subject to adjustment as provided in the Plan.

          14.          Administration. The Committee has full power and authority to interpret the provisions of the Plan, to supervise the administration of the Plan and to adopt forms and procedures for the administration of the Plan, except as limited by the Plan. All determinations made by the Committee will be final and conclusive.

          15.          Effective Date. This option will be effective as of the Grant Date set forth above.

          16.          Amendment. This option will not be modified except in writing and executed by the parties hereto.

          17.          Agreement Controls. The Plan is incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement will have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of this Agreement will control.

          The Board of Directors has issued this option upon recommendation of the Personnel and Benefits Committee of ChoiceOne.

CHOICEONE FINANCIAL SERVICES, INC.

By
James A. Bosserd President and Chief Executive Officer

"ChoiceOne"

Signature

Print Name

"Grantee"

EXHIBIT A

CHOICEONE FINANCIAL SERVICES, INC.

AMENDED AND RESTATED EXECUTIVE STOCK INCENTIVE PLAN

NOTICE OF EXERCISE

Date ________________

ChoiceOne Financial Services, Inc.
Attn: Treasurer
109 East Division Street
Sparta, Michigan 49345

          Re: Option No. ________________

Sir or Madam:

                    I hereby exercise Option No. _____________ granted to me on _______________, 20___, to the extent of ____________________ shares of the Common Stock of ChoiceOne Financial Services, Inc.

                    Pursuant to the terms and conditions of such option, I am enclosing herewith payment in the amount of _____________________________________ Dollars ($___________) or hereby enclose shares having an aggregate market value of ______________________________ Dollars ($__________). I authorize ChoiceOne or my subsidiary employer to withhold from any regular cash compensation payable to me any taxes required to be withheld under federal, state or local law as a result of this exercise. If required by ChoiceOne, I agree to remit to ChoiceOne, in cash, any such taxes prior to ChoiceOne's delivery of any shares of Common Stock purchased through this exercise.

Very truly yours,

Register shares in the name of:

Address:

Social Security Number:

Other Name, if Joint Ownership: